EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s significant code-share agreements), appearing in the Annual Report on Form 10-K of Mesa Air Group, Inc. for the year ended September 30, 2004.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
June 2, 2005